Exhibit 12.2
                                                                        3/16/99

                              GEORGIA POWER COMPANY

        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1998






                                                                            Year ended December 31,
                                                       =====================================================================
                                                         1994           1995          1996          1997           1998
                                                         ====           ====          ====          ====           ====

EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:

   Income Before Interest Charges                      $ 927,336     $  959,692     $  875,626    $  880,209     $  849,056
      Federal and state income taxes                     360,380        411,675        383,668       419,230        493,826
      Deferred income taxes, net                          34,130         35,367         35,830       (21,874)      (100,301)
      Deferred  investment  tax credits                     (489)         1,127              -             -          7,187
      AFUDC - Debt funds                                  11,613         12,123         11,452         9,030          7,117
                                                      ----------    -----------    -----------   --------------  -----------
         Earnings  as defined                         $1,332,970     $1,419,984     $1,306,576    $1,286,595     $1,256,885
                                                      ==========    ===========    ===========   ==============  ===========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:

   Interest  on long-term  debt                        $ 308,611     $  257,092     $  210,149    $  196,707     $  182,879
   Interest  on interim  obligations                      17,529         21,463         15,478         7,795         12,213
   Amort of debt disc, premium  and expense, net          15,776         15,846         14,802        14,191         13,378
   Other interest  charges                                23,483         20,400         21,296        57,623         71,536
                                                       ----------    -----------    -----------   -------------  -----------
         Fixed charges as defined                        365,399        314,801        261,725       276,316        280,006
Tax  deductible   preferred  dividends                     1,753          1,753          1,753           912            297
                                                       ----------    -----------    -----------   -------------  -----------
                                                         367,152        316,554        263,478       277,228        280,303
                                                       ----------    -----------    -----------   -------------  -----------
Non-tax  deductible  preferred  dividends                 46,253         46,399         43,273        18,015          5,642
Ratio  of net income  before  taxes to net income      x   1.687     x    1.682     x    1.671    x    1.648     x    1.695
                                                       ----------    -----------    -----------   -------------  -----------
Pref  dividend  requirements  before  income  taxes       78,029         78,043         72,309        29,689          9,563
                                                       ----------    -----------    -----------   -------------  -----------
Fixed  charges  plus  pref  dividend  requirements     $ 445,181     $  394,597     $  335,787    $  306,917     $  289,866
                                                       ==========    ===========    ===========   =============  ===========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS

   PREFERRED  DIVIDEND  REQUIREMENTS                        2.99           3.60           3.89          4.19         4.34
                                                            ====           ====           ====          ====         ====


Note: The above figures have been adjusted to gigia Power Company's 50% ownership of Southern Electric Generating Company.